Exhibit 3.16

State of Delaware Secretary of State
Division of Corporations
Delivered 11:30 PM 01/13/2005
FILED 10:09 PM 01/13/2005
SRV 050033533 - 3571950 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

SPECIALTY FILMS & ASSOCIATES, L.L.C.

1. The name of the limited liability company is Specialty Films & Associates, L.L.C.

2. The Certificate of Formation of the limited liability company is hereby amended by striking Article 1 thereof and by substituting in lieu of said article the following new Article 1:

1. The name of the limited liability company is Exopack-Hebron, L.L.C. (the “Company”).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 10th day of January, 2005.

SPECIALTY FILMS & ASSOCIATES, L.L.C.

By:	/s/ J. Cabell Acree, III
J. Cabell Acree, III
Senior Vice President and Secretary